UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2005  (April 8, 2005)

PLX Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25699	94-3008334
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

870 Maude Avenue
Sunnyvale, California    94085
(Address of principal executive offices including zip code)

(408) 774-9060
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On April 8, 2005, the Compensation Committee (the "Committee") of the Board of Directors of PLX Technology, Inc. (the "Company"), approved the 2005 Bonus and Deferred Compensation Plan (the "Plan") effective as of January 1, 2005 to encourage performance and achieve retention of a select group of executive employees of the Company. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the "Code"), recently enacted under the American Jobs Creation Act of 2004. Section 409A imposes a number of requirements on non-qualified deferred compensation plans, primarily relating to the timing of elections and distributions. The following is a summary of the terms and conditions of the Plan that are material to the Company. The Plan provides for a bonus amount for 2005 performance to be awarded to eligible employees. Portions of such bonus amount shall be paid to employees on January 31st of each of 2006, 2007 and 2008. No interest shall be paid on any such bonus.

Through December 31, 2005, the Committee, in its sole and unlimited discretion, may amend or terminate the Plan. After January 1, 2006, the Committee may amend or terminate the Plan, provided that such amendment does not reduce or increase any benefit to which a participant has accrued and is otherwise entitled to under the terms of the Plan, nor accelerate the timing of any payment under the Plan, except as permitted under Code Section 409A.

The foregoing description of the Plan is qualified in its entirety by reference to the Plan, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

c.   Exhibits

Exhibit Number                             Description

     10.1                                            PLX Technology, Inc. 2005 Bonus and Deferral Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2005

PLX Technology, Inc. (the Registrant)

By: /s/ RAFAEL TORRES

Rafael Torres
Vice President, Finance, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit	Description
10.1 *	PLX Technology, Inc. 2005 Bonus and Deferral Compensation Plan

*    Also provided in PDF format as a courtesy.